UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
August 30, 2016
(Date of earliest event report)

WEYERHAEUSER COMPANY
(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)
Federal Way, Washington 98063-9777
(Address of principal executive offices)
(zip code)
Registrant’s telephone number, including area code:
(253) 924-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement
Item 1.02	Termination of a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
As previously disclosed, on June 27, 2016, Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”), was notified by TCG Member, LLC, a Delaware limited liability company (“TCG Member”) and joint owner in the timberland joint venture carried out through Southern Diversified Timber, LLC, a Delaware limited liability company (“Southern Diversified”), that it would exercise its right under the Southern Diversified joint venture agreement to cause Southern Diversified to redeem TCG Member’s joint venture interest.  Southern Diversified was formed in October of 2008 between TCG Member and Plum Creek Timber Operations I, L.L.C., a Delaware limited liability company and a former subsidiary of Plum Creek Timber Company, Inc., the latter of which was merged with and into Weyerhaeuser on February 19, 2016.
On August 30, 2016, in connection with the redemption of TCG Member’s joint venture interest, certain subsidiaries of Weyerhaeuser entered into a Redemption Agreement with TCG Member, Southern Diversified, TCG/Southern Diversified Manager, LLC, Southern Diversified, LLC, a Delaware limited liability company, Campbell Opportunity Timber Fund VI, L.P., a Delaware limited partnership, and Campbell Opportunity Timber Fund VI-A, L.P., a Delaware limited partnership.  Under the terms of the Redemption Agreement, on August 31, 2016, Southern Diversified redeemed all of the common interests of TCG Member in exchange for a distribution to TCG Member of joint venture assets with a fair market value equal to TCG Member’s capital account in the joint venture of $804 million.  These distributed assets are comprised of joint venture timberland properties, cash and other operating assets and liabilities.  Following the redemption, certain subsidiaries of Weyerhaeuser are the sole remaining members of Southern Diversified.
Item 1.02 Termination of a Material Definitive Agreement
The disclosure set forth above in Item 1.01 of this Current Report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY

By:	/s/ Devin W. Stockfish
Name:	Devin W. Stockfish
Its:	Senior Vice President, General Counsel and Corporate Secretary

Date: September 2, 2016